As filed with the Securities and Exchange Commission
on March 23, 2007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PLATO LEARNING, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3660532

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
(952) 832-1000

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)
PLATO LEARNING, INC.
1993 EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

Michael A. Morache	Copy to:
President and Chief Executive Officer PLATO Learning, Inc. 10801 Nesbitt Avenue South Bloomington, Minnesota 55437 (952) 832-1000	Leland E. Hutchinson, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-7336

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities to be	Amount to be	maximum offering	maximum aggregate
registered	registered(1)	price per share (2)	offering price (1)	Amount of registration fee
Common Stock, par value $.01 per share	250,000 shares	$3.81	$952,500.00	$29.24

(1)	Also registered hereby are such additional and indeterminable number of shares of Common Stock as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes

(2)	Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock, par value $.01 per share, of PLATO Learning, Inc. on the Nasdaq Global Market System on March 16, 2007.

     This Registration Statement is being filed for the purpose of increasing the number of shares of common stock for which a registration statement on Form S-8 relating to the PLATO Learning, Inc. 1993 Employee Stock Purchase Plan, as amended and restated by the second amendment (the “Plan”), is effective. On August 4, 1995, the Registrant filed Registration Statement No. 33-66946 with the Securities and Exchange Commission (the “Commission”) to register 150,000 shares (subsequently adjusted to 200,000 shares by reason of a 4 for 3 stock split in the form of a stock dividend) to be issued under the Plan. On March 21, 2007, the stockholders of the Registrant approved an increase of 250,000 additional shares of common stock to be offered under the Plan. This Registration Statement is being filed to register these additional shares of common stock. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 33-66946 are incorporated herein by reference.
Item 3. Incorporation of Certain Documents by Reference
     The following information that has been filed with the Commission by the Registrant is incorporated by reference into this Registration Statement:
     (a) The Annual Report on Form 10-K of PLATO Learning, Inc. for the fiscal year ended October 31, 2006 filed with the Commission on January 12, 2007 (File No. 0-20842);
     (b) The Quarterly Report on Form 10-Q of PLATO Learning, Inc. for the period ended January 31, 2007 filed with the Commission on March 12, 2007 (File No.0-20842);
     (c) All other Reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since October 31, 2006; and
     (d) The description of the Registrant’s common stock, par value $.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on November 12, 1992, (File No. 0-20842) under the Exchange, including any subsequent amendment or any report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides the following:
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.
     Under the provisions of the Registrant’s By-laws, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Registrant to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of the Registrant’s By-laws, the Registrant shall indemnify any such person only if such proceeding was authorized by the board of directors of the Registrant. The right to indemnification conferred in the By-laws is a contract right and, subject to Sections 2 and 5 of the Registrant’s By-laws, shall include the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition. The Registrant may, by action of its board of directors, provide indemnification to employees and agents of the Registrant with the same scope and effect as the foregoing indemnification of directors and officers.
     The Registrant has entered into indemnification agreements with its directors and executive officers which provide indemnification to the full extent permitted by the Registrant’s By-laws. Such agreements also provide for the advancement to indemnified persons of litigation costs and expenses.
     The Registrant’s Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Law, a director of the Registrant shall not be liable to the Registrant or its stockholders for a breach of fiduciary duty as a director.
     The Registrant maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation of the Registrant filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 6, 1992 (File No. 33-54296). Incorporated herein by reference.

3.2	Certificate of Amendment of Certificate of Incorporation dated November 6, 1992, filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842). Incorporated herein by reference.

3.3	Certificate of Amendment of Amended Certificate of Incorporation dated March 31, 2000, filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2001 (File No. 0-20842). Incorporated herein by reference.

3.4	Certificate of Amendment of Amended Certificate of Incorporation dated March 20, 2002, filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842). Incorporated herein by reference.

3.5	Amended and Restated Bylaws of the Registrant filed as an exhibit to Form 8-K filed September 15, 2005 (File No. 0-20842). Incorporated herein by reference.

4.1	PLATO Learning, Inc. 1993 Employee Stock Purchase Plan, as amended and restated by the third amendment. Filed herewith.

5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered. Filed herewith.

23.1	Consent of Winston & Strawn LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP. Filed herewith.

24.1	Powers of Attorney. Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Bloomington, State of Minnesota, on this 23rd day of March, 2007.

PLATO LEARNING, INC.
By:	/s/ Michael A. Morache
Michael A. Morache
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David W. Smith	Executive Chairman of the Board, Director	March 23, 2007
/s/ Michael A. Morache Michael A. Morache	President, Chief Executive Officer (Principal Executive Officer) and Director	March 23, 2007
/s/ Robert J. Rueckl Robert J. Rueckl	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2007
* Joseph E. Duffy	Director	March 23, 2007
* Ruth L. Greenstein	Director	March 23, 2007
* Susan E. Knight	Director	March 23, 2007
* John T. Sanders	Director	March 23, 2007
* M. Lee Pelton	Director	March 23, 2007
* Debra Janssen	Director	March 23, 2007
* Robert S. Peterkin	Director	March 23, 2007
* Warren Simmons	Director	March 23, 2007

*by	/s/ Robert J. Rueckl
Robert J. Rueckl
Attorney-in-fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the Registrant filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on November 6, 1992 (File No. 33-54296). Incorporated herein by reference.

3.2	Certificate of Amendment of Certificate of Incorporation dated November 6, 1992, filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842). Incorporated herein by reference.

3.3	Certificate of Amendment of Amended Certificate of Incorporation dated March 31, 2000, filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended October 31, 2001 (File No. 0-20842). Incorporated herein by reference.

3.4	Certificate of Amendment of Amended Certificate of Incorporation dated March 20, 2002, filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended April 30, 2002 (File No. 0-20842). Incorporated herein by reference.

3.5	Amended and Restated Bylaws of the Registrant filed as an exhibit to Form 8-K filed September 15, 2005 (File No. 0-20842). Incorporated herein by reference.

4.1	PLATO Learning, Inc. 1993 Employee Stock Purchase Plan, as amended and restated by the third amendment. Filed herewith.

5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered. Filed herewith.

23.1	Consent of Winston & Strawn LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP. Filed herewith.

24.1	Powers of Attorney. Filed herewith.